Exhibit 99.1

SECURITY BANK CORPORATION

ANNOUNCES MUTUAL TERMINATION OF

PROPOSED ACQUISITION OF FIRST COMMERCE

COMMUNITY BANCSHARES, INC.

Macon, GA, August 7, 2007 / Prime Newswire/ — Security Bank Corporation (Nasdaq: SBKC) and First Commerce Community Bankshares, Inc. (“First Commerce”) today announced that their respective boards of directors have determined not to pursue the previously announced merger between the two parties. Upon the terms and subject to the conditions of the merger agreement, First Commerce would have merged into Security Bank, and First Commerce Community Bank would have become a wholly-owned subsidiary of Security Bank following the transaction.

The parties determined that terminating the merger agreement and acquisition was in the best interests of each of their respective corporations and shareholders. There were no penalties incurred by the parties in connection with the termination of the merger agreement.

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a multi-bank holding company with assets of $2.7 billion at June 30, 2007. Security Bank Corporation operates 6 community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates an interim real estate and development lender and traditional mortgage originator, Fairfield Financial Services, Inc., with offices throughout Georgia. Security Bank Corporation common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SBKC.”

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward looking statements. Forward looking statements may address issues involving significant risks, uncertainties, estimates and assumptions made by management. Security Bank’s ability to accurately project results or predict the effects of future plans or strategies is inherently limited. Although Security Bank believes that the expectations and estimates reflected in its forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Please refer to Security Bank Corporation’s public filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s financial results and operations and its forward-looking statements.

Security Bank Corporation does not intend to and assumes no responsibility, except as required by law, for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, changes in assumptions, future events or otherwise.

For more information, contact Rett Walker, Chief Executive Officer at 478-722-6220 or Jim McLemore, Chief Financial Officer at 478-722-6243. Media inquiries should be directed to Tom Woodbery, Marketing Director, at 478-722-6117.